Exhibit 21

                         Subsidiaries of the Registrant




                               State or Other
                               Jurisdiction of
Name  of                       Incorporation     Percent
Subsidiary                     or Organization   Owned
-----------------------------  ----------------  -------


Gear Fit Golf Company          California         100

GGI, Inc.                      Nevada             100

Pacific Golf Holdings, Inc.    California         100

Bel Air - Players Group, Inc.  California         100

                          INDEX TO FINANCIAL STATEMENTS


Report  of  Independent  Auditors
     for  the  years  ended  December  31,  1999  and  1998           F-1

Consolidated  Balance  Sheets  at  December  31,  1999  and  1998     F-2

Consolidated  Statements  of  Operations
     for  the  years  ended  December  31,  1999  and  1998           F-3

Consolidated  Statements  of  Shareholders  Equity
     for  the  years  ended  December  31,  1999  and  1998           F-4

Consolidated  Statements  of  Cash  Flows
     for  the  years  ended  December  31,  1999  and  1998           F-5

Notes  to  Consolidated  Financial  Statements                        F-7

                         REPORT OF INDEPENDENT AUDITORS


To  the  Board  of  Directors  and  Shareholders
GolfGear  International,  Inc.

We have audited the accompanying consolidated balance sheets of GolfGear International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GolfGear International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                             HOLLANDER,  LUMER  &  CO.

Los  Angeles,  California
March  17,  2000

                       GOLFGEAR INTERNATIONAL, INC. AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                                      ------------
                                                                    1999          1998
                                                                ------------  -------------
                                         ASSETS
CURRENT ASSETS
Cash                                                            $   793,262   $     31,771

  Accounts receivable, net of allowance
     for doubtful accounts of $40,000 in 1999,
     and $42,000 in 1998                                            446,214        280,241
Inventories                                                         452,272        424,420
Prepaid expenses                                                     20,610          6,495
                                                                ------------  -------------
TOTAL CURRENT ASSETS                                              1,712,358        742,927
PROPERTY AND EQUIPMENT, NET                                         122,046        116,967
OTHER ASSETS
Patents and trademarks, net                                         156,504        173,380
Deposits                                                             23,025         10,126
                                                                ------------  -------------
TOTAL OTHER ASSETS                                                  179,529        183,506
                                                                ------------  -------------
                                                                $ 2,013,933   $  1,043,400
                                                               =============  =============

                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Bank credit line payable                                     $    16,020   $     47,261
   Notes payable to shareholders                                     35,434         72,397
   Notes payable                                                     70,631         16,203
   Accounts payable and accrued expenses                            641,498        674,048
   Accrued product warranties                                        36,000         43,904
   Accrued interest                                                  12,448         11,753
   Accrued officer's compensation                                   124,000         65,000
                                                                ------------  -------------
TOTAL CURRENT LIABILITIES                                           936,031        930,566
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred stock, $.001 par value;
      authorized - 10,000,000 shares:
      Series A Senior Convertible Stock:
      issued and outstanding - 216,626 shares
      (stated value - $9.50 per share)                                  217
Common stock, $.001 par value; authorized-
      50,000,000 shares; issued and outstanding-
      12,816,348 shares in 1999, and 12,497,027
      shares in 1998                                                 12,816         12,497
   Additional paid-in capital                                     7,981,695      5,633,949
   Accumulated deficit                                           (6,916,826)    (5,533,612)
                                                                ------------  -------------
       TOTAL SHAREHOLDERS' EQUITY                                 1,077,902        112,834
                                                                ------------  -------------
                                                                $ 2,013,933   $  1,043,400
                                                                ============  =============

  See accompanying Notes to Consolidated Financial Statements


                         GOLFGEAR INTERNATIONAL, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF OPERATIONS

  Years Ended
                                                                        December 31,
                                                                    1999           1998
                                                                ------------  -------------

SALES                                                           $ 2,302,407   $  1,244,119

COST OF GOODS SOLD                                                1,379,855        937,734
                                                                ------------  -------------

GROSS PROFIT                                                        922,552        306,385
                                                                ------------  -------------

EXPENSES

   Selling and marketing                                            573,933        657,853
   Tour and pro contracts                                           191,315        479,561
   Infomercial                                                                     503,567
   Write off of Rugg assets                                                        135,000
   Bad debt expense                                                 240,069         39,448
   General and administrative                                     1,177,268      1,130,242
   Depreciation and amortization                                     51,898         56,659
   Interest expense                                                  55,701         37,213
   Interest income                                                   (6,633)        (2,988)
                                                                ------------  -------------
    TOTAL EXPENSES                                                2,283,551      3,036,555
                                                                ------------  -------------
NET LOSS                                                        $(1,360,999)  $( 2,730,170)
                                                                ============  =============

NET LOSS APPLICABLE TO COMMON  SHAREHOLDERS

   Net loss                                                     $(1,360,999)  $( 2,730,170)
   Less dividends on preferred stock                                (22,215)
                                                                ------------  -------------
 NET LOSS APPLICABLE TO COMMON
    SHAREHOLDERS                                                $(1,383,214)  $ (2,730,170
                                                                ============  =============

LOSS PER COMMON SHARE - BASIC AND DILUTED                       $     (0,11)  $      (0,24)
                                                                ============  =============


WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING             12,573,152     11,558,995
                                                                ============  =============




     See  accompanying  Notes  to  Consolidated  Financial  Statements

                                       GOLFGEAR INTERNATIONAL, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                           YEARS ENDED DECEMBER 31, 1999 AND 1998

                                           PREFERRED STOCK         COMMON STOCK      ADDITIONAL
                                           ---------------         ------------      ----------
                                                                                                   PAID-IN     ACCUMULATED
                                           SHARES   AMOUNT      SHARES      AMOUNT    CAPITAL      DEFICIT        TOTAL
                                           -------  -------  ------------  --------  ----------  ------------  ------------

BALANCE, DECEMBER 31, 1997                          $         10,250,876  $ 10,251  $ 3,260,132  $(2,803,442)   $ 466,941
CONVERSION OF ACCOUNTS PAYABLE
INTO COMMON STOCK                                                100,000       100       99,900                    100,000
ISSUANCE OF COMMON STOCK FOR SERVICES                            256,033       256      275,379                    275,635
ISSUANCE OF COMMON STOCK FOR ACQUISITION                         125,000       125      124,875                    125,000
FAIR VALUE OF OPTIONS AND WARRANTS ISSUED
 TO NON-EMPLOYEES                                                                       449,128                    449,128
ISSUANCE OF COMMON STOCK IN PRIVATE
 PLACEMENTS, NET                                               1,747,500     1,747    1,413,303                  1,415,050
EXERCISE OF STOCK OPTIONS                                         17,618        18       11,232                     11,250
NET LOSS FOR THE YEAR                                                                             (2,730,170)   (2,730,170)
                                           -------  -------  ------------  --------  ----------  ------------  ------------

BALANCE, DECEMBER 31, 1998                                    12,497,027    12,497    5,633,949   (5,533,612)      112,834

ISSUANCE OF COMMON STOCK FOR SERVICES                             33,500        33       22,352                     22,385

ISSUANCE OF COMMON STOCK IN PRIVATE
 PLACEMENTS, NET                                                  66,667        67       49,933                     50,000

ISSUANCE OF PREFERRED STOCK IN PRIVATE
 PLACEMENT, NET                            210,526      211                           1,785,241                  1,785,452
ISSUANCE OF STOCK RELATED TO ACQUISITION
 OF BEL AIR INVENTORY                        3,761        4      275,000       275      168,655                    168,934
PREFERRED STOCK DIVIDEND                     2,339        2                              22,213      (22,215)
FAIR VALUE OF OPTIONS AND WARRANTS
 ISSUED TO NON-EMPLOYEES                                                                299,296                    299,296
ADJUST SHARES OUTSTANDING                                        (55,846)      (56)          56
NET LOSS FOR THE YEAR                                                                             (1,360,999)   (1,360,999)
                                           -------  -------  ------------  --------  ----------  ------------  ------------

BALANCE, DECEMBER 31, 1999                 216,626  $   217   12,816,348   $ 12,816  $ 7,981,695  $(6,916,826) $ 1,077,902
                                           =======  =======  ============  ========  ==========  ============  ============



                     GOLFGEAR INTERNATIONAL, INC., AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Years Ended
                                                                    December  31,
                                                            ----------------------------
                                                                 1999           1998
                                                            --------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                 $  (1,360,999)  $(2,730,170)

   Adjustments to reconcile net loss
      to net cash used in operating activities:
         Depreciation and amortization                             51,898        56,659
         Provision for bad debts                                  240,069        39,448
         Common stock issued for services                          22,385       275,635
         Common stock issued for assets written off                             125,000

         Fair value of options and  warrants
            issued to non-employees                               299,296       449,128

         Changes in operating assets and liabilities:
            (Increase) decrease in:
   Accounts receivable                                           (406,042)     (243,080)
   Inventories                                                    141,082      (142,624)
   Prepaid expenses                                               (14,115)       61,302
   Deposits                                                       (12,899)       (3,226)

            Increase (decrease) in
   Accounts payable                                                37,372       582,211

   Accrued product warranties                                      (7,904)       (4,164)
   Accrued interest                                                   695         5,994
   Accrued officer's compensation                                  59,000        15,000

   NET CASH USED IN
      OPERATING ACTIVITIES
                                                            $    (950,162)  $(1,512,887)
                                                            --------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES

    Purchases of property and equipment                           (40,101)      (88,654)
    Additions to patents and trademarks                                         (16,355)
                                                            --------------  ------------
  NET CASH USED IN
     INVESTING ACTIVITIES                                   $     (40,101)  $  (105,009)
                                                            --------------  ------------


                     GOLFGEAR INTERNATIONAL, INC., AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)

                                                                     Years Ended
                                                                    December  31,
                                                            ----------------------------
                                                                 1999           1998
                                                            --------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES

      Sales of equity securities in private
         placements, net                                    $   1,835,452   $ 1,415,050
      Decrease in notes payable to shareholders                   (36,963)
      Exercise of stock options                                                  11,250
      Increase (decrease) in bank credit line                     (31,241)        4,769
      Proceeds from short-term borrowings                          50,000        65,000
      Repayments on short-term borrowings                         (65,494)      (34,797)
                                                            --------------  ------------
NET CASH PROVIDED BY
   FINANCING ACTIVITIES                                         1,751,754     1,461,272
                                                            --------------  ------------
NET INCREASE (DECREASE) IN CASH                                   761,491      (156,624)
CASH, BEGINNING OF PERIOD                                          31,771       188,395
                                                            --------------  ------------
CASH, END OF PERIOD                                         $     793,262   $    31,771
                                                            ==============  ============

CASH PAID FOR:
   Interest                                                 $      40,406   $    16,553

NON-CASH INVESTING AND FINANCING ACTIVITIES:

      Conversion of accounts payable
         into common stock                                                  $   100,000

      Issuance of preferred shares for payment of dividend  $      22,215
     Common stock issued for inventory                      $     168,934

      Conversion of accounts payable into
         notes payable                                      $      69,922


           See accompanying Notes to Consolidated Financial Statements

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business - GolfGear International, Inc. and its subsidiaries
     ----------------------
     (collectively, "GolfGear" or the "Company") designs, develops and markets golf clubs and related golf products.

     GolfGear, formerly Harry Hurst, Jr., Inc. ("HHI") was incorporated under the laws of the State of Nevada on October 9,1997. The Company is the successor entity resulting from a December 5, 1997 reorganization between GolfGear International, Inc. ("GGI"), which has been active in the golf business since 1990, and HHI, a non-operating public shell corporation. HHI changed its name to GolfGear International, Inc., and GGI changed its name to GGI, Inc. and remains a wholly-owned subsidiary of the Company. Each share of Common Stock of GGI was exchanged for 3.5235 shares of common stock of HHI. The shareholders of GGI, constituting 90% of the then outstanding common stock, became the controlling shareholders of the Company.

     For accounting purposes, the acquisition of GGI by HHI has been treated as a reverse acquisition of GGI with GGI considered the acquirer. The historical financial statements prior to December 5, 1997 are those of GGI. All information in the accompanying financial statements has been retroactively restated to reflect this transaction.

     Segment and Geographic  Information - The Company  operates in one business
     -----------------------------------
     segment. Sales are to customers in both the United States and the Far East. Sales for the fiscal year ended December 31, 1998 to customers in the United States and the Far East were $1,203,309 (96.7%) and $40,810 (3.3%), respectively. Sales for the fiscal year ended December 31, 1999 to customers in the United States and the Far East were $1,800,805 (78.2%) and $501,602 (21.8%), respectively.

     Principles of Consolidation - The consolidated financial statements include
     ---------------------------
     the accounts of the Company, its wholly-owned subsidiary, GGI, Inc., and GGI, Inc.'s wholly-owned subsidiaries, GearFit Golf Company and Pacific Golf Holdings, Inc. All significant inter-company transactions and balances have been eliminated in consolidation.

     Use of Estimates - The  preparation  of financial  statements in conformity
     ---------------
     with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Inventories. Inventories are stated at lower of cost (average) or market.
     -----------
     Property  and  Equipment  -  Property  and  equipment  are  stated at cost.
     ------------------------
     Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from five to seven years. Leasehold improvements are amortized on the straight-line method over the term of the lease or the useful life of the asset, whichever is shorter.

     Property and equipment are reviewed for impairment whenever events or circumstances indicate that the assets non-discounted expected cash flows are not sufficient to recover its carry amount. The Company measures an impairment loss by comparing the fair value of the asset to its carrying amount. Fair value of an asset is calculated as the present value of expected future cash flows.

     Patents and Trademarks - Patents and trademarks are being  amortized on the
     ----------------------
     straight-line method over a seventeen and ten year life, respectively.

     Revenue  Recognition - Revenue is  recognized  when products are shipped to
     --------------------
     customers. The Company generally provides a lifetime warranty against defects. The Company makes a provision for warranty costs in the period of sale. The Company periodically reviews the adequacy of the accrued product warranties.

     Stock-Based  Compensation  - The Company  periodically  issues common stock
     ------------------------
     options and common stock purchase warrants to employees and non-employees in non-capital raising transactions for services rendered and to be rendered, and as financing costs.

     The Company adopted Statement of Financial Accounting Standards ("SFAS) No. 123, "Accounting for Stock-Based Compensation", which establishes a fair value method of accounting for stock-based compensation plans.

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

     The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", but to disclose the pro forma effect on net income (loss) and net income (loss) per share had the fair value of the stock options been exercised. The Company has elected to continue to account for stock-based compensation plans utilizing the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's common stock at the date of grant above the amount an employee must pay to acquire the common stock.

     In accordance with SFAS No. 123, the Company has provided footnote disclosure with respect to stock-based employee compensation. The cost of stock-based employee compensation is measured at the grant date based on the value or the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes pricing model whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date above the amount an employee must pay to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period. Beginning in 1999, stock option issued to non-employee directors at fair market value are accounted for under the intrinsic value method. Prior to 1999, such options were accounted for as an expense at estimated fair market value.

     With respect to shares of common stock issued for services rendered or to be rendered, or for financing costs, such shares are valued based on the fair market price on the transaction date, adjusted for factors such as trading restrictions, registration rights, trading volume and market liquidity, which generally results in a reduction ranging from 25% to 33% to the fair market price at the transaction date.

     Income Taxes - The Company  accounts for income taxes  utilizing the assets
     ------------
     and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes.

     Net Loss Per Common  Share -  Effective  December  31,  1997.  the  Company
     --------------------------
     adopted Statement of Financial Accounting Standards ("SFAS") No. 128. "Earnings Per Share;" which establishes standards for computing and presenting earnings per share. SFAS No. 128 replaces the presentation of primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share, respectively. Basic earnings per share excludes the dilutive effects of options and convertible securities, if any, and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed assuming the exercise or conversion of common equivalent shares, if dilutive, consisting of unissued shares under stock options, warrants and debt instruments. In accordance with SFAS No. 128, all prior periods presented have been restated to conform to the new presentation.

     At December 31, 1999 and 1998, potential dilutive securities representing 4,079,582 shares and 3,045,508 shares of common stock, respectively, were not included in the earnings per share calculation since their effect would be anti-dilutive. At December 31, 1999, potential dilutive securities consisted of 1,979,903 outstanding stock options and 2,099,679 outstanding common stock purchase warrants. At December 31. 1998, potential dilutive securities consisted of 1,359,904 outstanding stock options and 1,685,604 outstanding common stock purchase warrants.

     Basic and diluted earnings per share are the same for all periods presented.

     Concentration  of Credit Risk - The Company  maintains  its accounts with a
     ----------------------------
     financial institution with a high credit rating. As of December 31, 1999, the Company had an account in one bank with a balance of $746,685, which exceeded the Federally insured limit.

     Allowance for Doubtful Accounts - The Company makes periodic evaluations of
     ------------------------------
     the creditworthiness of its customers and generally does not require collateral. As of the balance sheet dates presented, management has determined that an adequate provision has been made for doubtful accounts.

     Dependence  on Major  Suppliers - The Company is  dependent  on three major
     -------------------------------
     suppliers for the production of golf club heads and tooling used to produce the heads. However, management believes that any risk is mitigate due to the large number of alternative suppliers.

     Major Customers - Four customers  accounted for  approximately 68% of total
     --------------
     sales in 1999. Two customers accounted for approximately 49% of total sales in 1998.

     Reclassifications - Certain prior period balances have been reclassified to
     -----------------
     conform with current years presentation.

          GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

     Comprehensive Income - A statement of comprehensive income is not presented
     --------------------
     as the Company has no items of comprehensive income for the periods presented.

     Working Capital  Requirements - The Company has incurred  operating  losses
     -----------------------------
     and negative cash flows from operations during the past few years, and has relied on the sale of its securities to fund its operations since 1997. The Company believes that the anticipated cash flows from operations, combined with the net proceeds from the recent sale of preferred stock, will be adequate to fund operations for 2000. However, to the extent that the Company experiences a substantial increase in revenues and/or acquires other golf operations or companies, the Company may seek additional debt or equity financing. Should the cash flows generated by operating and financing activities be insufficient to fund the Company's future operations, the Company believes that it will be able to adjust its expenditures and/or reduce its level of operations, as it has in previous periods, to correlate its cash flows to its available cash resources.

2. ACQUISITIONS

     Bel Air Golf  Companies - On October 1, 1999,  the Company  entered into an
     ----------------------
     agreement to acquire all of the operating assets of Bel Air Golf Companies, including the "Bel Air Golf" and "Players Golf" trade names. The Bel Air Golf Companies were acquired by new management in 1997 and had consolidated unaudited revenues of approximately $2,000,000 for the year ended December 31, 1998. Players Golf offers a full line of junior golf clubs, and Bel Air Golf is known primarily for golf glove products that offer both value and quality. Bel Air Golf and Players Golf will be operated as a separate division of Golf Gear.

     In consideration for acquiring these assets, the Company assumed liabilities of approximately $50,000 and issued 400,000 shares of its restricted common stock. The Company also agreed to issue 255,000 warrants exercisable at $1.00 per share for a period of six months from closing, 100,000 warrants exercisable at $1.00 per share for a period of one year from closing, and 100,000 warrants exercisable at $1.00 per share, 100,000 warrants exercisable at $2.00 per share and $100,000 warrants exercisable at $3.00 per share, vesting and exercisable only if net revenues from Bel Air Golf and Players Golf reach $1,500,000, $2,000,000 and $2,500,000 in 2000, 2001, 2002, respectively. The Company issued 250,000 of the 400,000 shares on November 29, 1999 as an advance, in order to be able to operate the Bel Air Golf Companies on an interim basis. The Company also issued 10% of the securities described above as a finder's fee with respect to this transaction. This transaction closed on April 11, 2000.

     Douglas Rugg - On May 16, 1998,  the Company  entered into an agreement for
     ------------
     the purchase of assets with Douglas Rugg for the acquisition of certain assets. This agreement covers the purchase of: (i) all rights and interest in and to the design of certain golf bags and a golf bag carrying case which includes technology know-how, and all documentation thereto; (ii) the design of all related eye-wear; (iii) the name "Executive Trail Blazer Golf Bag;" (iv) all books, records and customer and supplier lists used in the business; (v) all rights and interest in and to patents, trademarks, rights under contracts, leases, and claims or causes of action related to these assets or the business; (vi) all inventory relating to golf bags and sunglasses; and (vii) all machinery and equipment relating to the assembly and/or shipping of the inventory.

     In consideration for purchasing these assets, the Company paid the following: (i) the sum of $10,000; (ii) 125,000 shares of the Company's restricted common stock (valued at $1.00 per share);l and (iii) a three percent royalty on gross sales of all the merchandise and products covered by this agreement. In connection with this acquisition, Mr. Rugg agreed to furnishing certain consulting services to the Company. The acquisition was completed on November 11, 1998 and the Company wrote off the assets acquired as of December 31, 1998. No royalties have been paid under this agreement.

3. INVENTORIES

Inventories consisted of the following at December 31, 1999 and 1998:

                                           December 31,
                                     ------------------------
                                         1999         1998
                                     ------------  ----------
                  Components parts   $  296,847  $  274,319
                  Finished goods        155,425     150,101
                                     $  452,272  $  424,420

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

4.     PROPERTY  AND  EQUIPMENT

Property and equipment consisted of the following at December 31. 1999 and 1998:

                                                 December 31,
                                           ----------------------
                                              1999        1998
                                           ----------  ----------
     Machinery and equipment               $    5,850  $    5,850
     Office equipment                          12,909       6,056
     Computers and software                    51,110      50,111
     Furniture and fixtures                    40,295      40,295
     Automobile                                41,143       7,818
     Trade show booths                         57,499      64,824
     Tooling                                  170,876     164,626
     Leasehold improvement                      1,913       1,913
                                              381,595     341,493
                                           ----------  ----------
     Less accumulated depreciation and
     amortization                             259,549     224,526
                                           ----------  ----------
                                           $  122,046  $  116,967
                                           ==========  ==========

5.   BANK CREDIT LINE PAYABLE

     At December 31, 1998, the Company had an unsecured $70,000 bank line of credit with Wells Fargo Bank. The line of credit matured in November 1999, and was renewed with a maturity date of November 2000. Interest is payable monthly at the rate of prime plus 3% (12.75% at December 31, 1999). Outstanding borrowings at December 31, 1999 and 1998 were $16,020 and $47,261, respectively. The line is personally guaranteed by the Company's President and Chief Executive Officer.

6.   NOTES PAYABLE

     The Company had notes payable to shareholders totaling $35,434 and $72,397 as of December 31, 1999 and 1998, respectively. The notes bear interest at 10% and are payable on demand.

     In October 1997, a certain creditor converted the balance of its account payable into a note payable in the amount of $25,000. As of December 31, 1998, the note had an outstanding balance of $16,203, which was paid-off in 1999.

     On January 8, 1999, the Company borrowed $50,000 from a third-party at 9% interest, due on April 8, 1999. In connection therewith, the Company issued a warrant to purchase 20,000 shares of common stock exercisable at $1.06 per share through January 8, 2004. This note was paid off in October 1999.

     On February 3, 1999, the Company borrowed $10.000 from a third party at 9% interest, due on February 3, 2000. At December 31, 1999, the original balance remained outstanding.

7.   COMMITMENTS AND CONTINGENCIES

     Operating Leases - The Company leases its facilities and various  equipment
     ----------------
     under non-cancelable operating leases. Future minimum lease payments required under non-cancelable operating leases with initial terms in excess of one year were as follows at December 31, 1999:


              Year Ending
              December 31,
           ------------------
                  2000                  $  69,630
                  2001                     77,630
                  2002                     78,990
                  2003                      8,732
                                        ----------
                                        $ 234,982
                                        ==========

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

     Rent expense under operating leases included in the financial statements for the years ended December 31, 1999 and 1998 were $43,115 and $40,550, respectively.

     Employment  Agreements  -  The  Company  has  entered  into  an  employment
     ----------------------
     agreement with Donald A. Anderson, its president and major shareholder, dated July 1, 1998, which expires on December 31, 2002. This agreement has an automatic renewal provision which allows renewal for a one year period on the same terms and conditions unless either party gives notice to the other party of at least ninety days prior to the expiration of the term of their intention to renew the agreement. The agreement may only be terminated by the Company if there is a willful breach or habitual neglect of duties relating to performing terms of the agreement or there are acts of dishonesty, fraud and misrepresentation. The agreement provides for a base salary of $90,000 per year and an automobile expense allowance of $750 per month. During 1999, the Company also paid $3,822 for health insurance ($3,924 in 1998) and $2,388 for life insurance ($2,546 in 1998) for Mr.
     Anderson.

     In addition to the fixed salary, Mr. Anderson is to receive under the terms of this agreement a sum equal to five percent (5%) of the net earnings, as defined, of the Company for each fiscal year (provided, however, such additional compensation for any fiscal year will not exceed $200,000). Since the date of this agreement, there have been no net earnings upon which to pay such additional amount.

     Corporate Development Agreement - In October 1997, the Company entered into
     ------------------------------
     a Corporate Development Agreement with The Michelson Group, Inc. ("Michelson") whereby Michelson would perform certain corporate advisory services. During 1998, the Company issued 160,000 shares of its common stock pursuant to and in full satisfaction of this agreement.

     Consulting  Agreement  -  On  October  1,  1998,  the  Company  executed  a
     --------------------
     consulting agreement with Sports Opportunities International, a South Carolina corporation, owned by Parker Smith, a director of the Company. The agreement required a payment of $40,000 a year commencing on January 1, 1999. The agreement also granted stock options entitling the purchase of 50,000 shares of common stock at $2.00 per shares, 20,000 of which vested upon execution of the agreement; 15,000 of which vest six months after execution of the agreement and the remaining 15,000 of which vest one year after execution of the agreement. The consulting agreement also provided for a 0.25% royalty to be paid for each golf club sold through companies or distributors introduced to the Company by Mr. Smith. The agreement had a term of one year, and expired without being renewed on October 19, 1999.

     Legal  Proceedings  - A  claim  has  been  asserted against the Company for
     ------------------
     breach of contract, as well as certain other claims, by Peter Alliss, who has asserted damages in excess of $600,000 arising out of contract between the parties dated January 1, 1998. The Company and Mr. Alliss are in discussions regarding the validityof the claims and the actual amount of damages, if any. The Company believes that the claims are substantially without merit, and intends to vigorously contest any litigation that may be filed. As this matter is in an early stage, the Company is currently unable to predict the ultimate outcome of this matter or the effect, if any, that its resolution may have on the Company's financial position, results of operations and cash flows.

8.   LICENSE AGREEMENTS

     On August 12, 1998, the Company executed a License Agreement with Confidence Golf, Inc., a California corporation formerly owned by Robert J. Williams, who is a former Officer and a Director, and currently a major shareholder of the Company. Confidence Golf, Inc. was purchased by Family Golf Centers, Inc. in December 1997. Pursuant to the License Agreement, the Company has licensed to Confidence Golf, Inc. a non-exclusive worldwide right to utilize the Company's patented forged insert technology in the manufacture and sale of golf clubs. The License Agreement provides for royalties to be paid at the rate of $2.00 per iron and $2.50 per wood for each golf club, component made, used or sold worldwide. The License Agreement expires upon termination of all patents and patent applications, or in the event that royalty payments are not timely made or there is a material breach of this agreement.

     On November 19, 1998, the Company entered into a similar licensing agreement with Wilson Sporting Goods Company to also use the Company's forged insert technology. Under the terms of this agreement, Wilson agreed to pay royalties as follows: (a) for irons: $1.00 per club for the first 250,000 sold, $0.75 per club for the next 250,000 up to 500,000, and $0.50 for over 500,000, and (b) for wood: $1.00 per club for the first 500,000 and $0.75 per club over 500,000.

     On November 22, 1999, the Company entered into a licensing agreement with PowerBilt Golf, a division of Hillerich and Bradsby Co. The license agreement grants PowerBilt Golf the non-exclusive right to utilize GolfGear's patented insert technology in its product lines in all non-Asian countries (except for Korea, which is included in the license), including the United States. The license agreement is for an initial term of five years, and is renewable at PowerBilt's option for an additional five-year term.

     On September 27, 1999 the Company entered into a Distribution Agreement With MC Corporation (see Note 11). The agreement grants MC Corporation an exclusive distribution right for all Golf Gear products in Japan and Asia excluding South Korea. The initial term of the agreement is five years and it is renewable thereafter. The agreement contains minimum performance guarantees on the part of MC Corporation. The agreement also licences to MC Corporation the right to use the Golf Gear name on apparel, bags, shoes And other accessories for a six (6) percent royalty based on the price that the distributor pays for such goods.

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

9.   RELATED PARTY TRANSACTIONS

     On June 17, 1997, the Company entered into a Financial Services Agreement with Bridgewater Capital Corporation ("Bridgewater") whereby Bridgewater would arrange and help consummate a merger between the Company and a public shell corporation and also assist the Company to analyze, negotiate and advise on obtaining equity capital or debt financing. Upon the successful completion of the$500,000 financing in October 1997, the Company paid Bridgewater a fee of $60,000 and issued 499,002 shares of the Company's common stock, representing 4.99% of the post-reorganized public company. In December 1997, the Company completed a reorganization with Harry Hurst, Jr., Inc. (see Note 1). The Financial Services Agreement also required that Bridgewater be paid a consulting fee of $72,000 payable $6,000 monthly, have the right to appoint one person to the Board of Directors for two years, and be paid a 10% finders fee and 2% unaccountable expense allowance on all capital, cash, equity or debt infused into the Company by or through Bridgewater. This agreement expired in October 1998. During 1998 the Company paid $6,900 to Bridgewater as a capital raising fee. Mr. Peschong, a former director of the Company, is an officer and shareholder of Bridgewater.

     On January 27, 1999, the Company executed a letter of understanding with Bridgewater whereby, among other things, the Company agreed to issue a promissory note to Bridgewater in the amount of $50,000 due and payable no later than April 1, 1999 and to issue common stock warrants entitling Bridgewater to purchase 105,705 shares of common stock at $0.62 per share which expire October 2002. The agreement to issue the promissory note and warrants arise out of ostensible obligations in the Financial Services Agreement. The execution of the letter of understanding was in anticipation of and contingent upon an expected equity financing which did not materialize. In the opinion of management, all obligations relating to these agreements have been recorded on the books of the Company as of December 31, 1999.

     In March 1998, the Company recorded a liability of $65,000 to the spouse of the Company's President and major shareholder as a finders fee with respect to a $650,000 equity investment in the Company during 1998. As of December 31, 1999, the balance remaining of the $65,000 obligation was $35,434
     ($39,000 at December 31, 1998) and is included in notes payable to shareholders in the accompanying financial statements.

10.  INCOME TAXES

     As of December 31, 1999, the Company has federal net operating loss carry-forwards of approximately $4,786,000, which can be used to offset future taxable income. The utilization of such carryforwards will be limited by the Internal Revenue Code due to the change in ownership of the Company. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to the realizability of these in the future periods.

11.  SHAREHOLDERS' EQUITY

     Preferred  Stock - On  September  27,  1999,  the Company  entered  into an
     ----------------
     agreement for the sale of 210,526 shares of its Series A Senior Convertible Preferred Stock, par value $.001, for $2,000,000, which was received in cash during October 1999. The following fees were paid in connection with this financing (a) a finders fee in the amount of $200,000, (b) warrants to purchase 20,000 shares of common stock at $1.00 per share, and (c) 1% of all royalties to be received by the Company pursuant to a related Distribution Agreement.

     The 210,526 shares of preferred stock are convertible into 2,105,260 shares of the Company's common stock currently equal to 14.3% of the post-converted outstanding common stock of the Company. The preferred stock votes on an "as if converted" basis and may be converted in whole or in part for a period of two years after which it automatically converts into common stock. A 6% annual dividend is payable quarterly in cash or additional shares of preferred stock at the option of the Company. During 1999 dividends on preferred stock in the amount of $22,215 were paid in the form of 2.339 additional shares of preferred stock.

     Anti-dilution provisions permit the buyer to purchase additional preferred stock so as to maintain it 14.3% interest in the Company for a period of five years. Furthermore, additional preferred shares are required to be issued for no additional consideration in order to maintain the buyer's 14.3% interest in the Company as a result of the Bel Air acquisition described in Note 2 above. Pursuant to this clause, on November 29, 1999, 3,761 additional shares of preferred stock were issued as a result of the Bel Air inventory acquisition. Additional preferred shares of stock will also be issued upon completion of the Bel Air transaction.

     Common stock purchase warrants entitling the holder to purchase 330,000 shares of common stock were also issued to the buyer. Such warrants are exercisable at a price of $1.00 per share for a period of three years.

     The Company also executed a Distribution Agreement with the purchaser granting the purchaser an exclusive right to distribute the Company's products in Japan for an initial period of five years. Due to the valuation place upon the preferred stock sold, no accounting value was attributed to the Distribution Agreement.

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

     Common  Stock - On June 16,  1999,  the Company  sold 66,667  shares of its
     -------------
     common stock to an investor for $50,000 pursuant to an agreement to sell up to 500,000 shares to that same investor. On August 31. 1999. the agreement expired with no further sales being made.

     During 1998, the Company raised gross proceed of $1,587,500 from private placements of 1,587,500 shares of its common stock at a price of $1.00 per share. In connection with these private placements, the Company paid commissions and fees of $12,450, issued 160,000 shares of common stock valued at $160,000 for services rendered and issued warrants to purchase 217,000 shares of common stock exercisable at $2.00 per share through March 1, 2001, and warrants to purchase 31,050 shares of common stock exercisable at $1.20 per share through December 12, 2000.

     During 1997, the Company raised gross proceeds of $1.037,500 from private placements of its common stock that commenced on September 1, 1997 at a price of $.57 per share and $50,000 from private placements that commenced on December 12, 1997 at a price of $1.00 per share. In connection with these private placements, the Company paid commissions and fees of $101,250, issued 499,002 shares of common stock valued at $282,000 for services rendered and issued warrants to purchase 1,057,500 shares of common stock exercisable at $.28 per share through October 1, 2000, and warrants to purchase 5,000 shares of common stock exercisable at $1.20 per share through December 29, 2000. Effective February 15, 1999 the Stock and Warrant Purchase Agreement dated September 1997 with Berkeley Investment Group Ltd., that originally resulted in the sale of 880,875 shares of its common stock and 1,057,050 warrants to acquire shares of its common stock for a total consideration of $500,000 was amended to reflect changes to registration rights and penalties related thereto. The amendment granted Berkeley warrants to purchase an additional 105,075 shares of common stock at $.28 per share which expires in October 2000 in full settlement of registration related penalty rights.

     During 1998, accounts payable in the aggregate amount of $100,000 were converted into 100,000 shares of the Company's common stock.

     During 1998, the Company paid $10,000 in cash and issued 125,000 shares of its common stock valued at $125,000 for the purchase of a golf accessory business. (Note.2)

     During 1999 and 1998, the Company issued 33,500 shares valued at $22,385 and 256,033 shares valued at $275,635, respectively, for services rendered.

     Warrants - During  1999 and 1998,  warrants to  purchase  59,000  shares of
     --------
     common stock, and 150,000 shares of common stock, respectively, at prices ranging from $0.50 to $2.00 per share were issued to non-employees for services rendered.

     During 1999, warrants to purchase 20,000 shares of common stock at $1.06 per share were issued as loan fees.

Information  regarding  the  Company's  warrants  is  as  follows:

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

                                   Weighted                Aggregate
                        Shares     Average    Weighted     Exercise
                      Underlying   Exercise    Average      Price
                      Options      Price      Fair Value
                      -----------  ---------  -----------  -----------
BALANCE
   DECEMBER 31, 1997   1,287,554        0.31         0.48     398,800
Granted                  398,050        1.87         2.75     746,260
Canceled                     ---         ---          ---         ---
Exercised                    ---         ---          ---         ---
                      -----------  ---------  -----------  -----------

BALANCE
   DECEMBER 31, 1998   1,685,604        0.68         1.02   1,145,060
Granted                  514,075        0.94         0.64     485,121
Canceled                (100,000)       2.00         0.76    (200,000)
Exercised                    ---         ---          ---         ---
                      -----------  ---------  -----------  -----------
BALANCE
  DECEMBER 31, 1999    2,099,679   $    0.68  $      0.94  $1,430,181
                      ===========  =========  ===========  ===========


     The following table summarizes the information about warrants outstanding at December 31, 1999:

                                Shares    Weighted Average
                              Underlying     Remaining
       Exercise Price          Warrants   Contractual Life
       --------------         ---------   ----------------
          $  0.28             1,303,065         2.7 years
          $  0.50                 9,000           2 years
          $  0.62                84,564         2.2 years
          $  1.00               330,000         2.7 years
          $  1.06                20,000           4 years
          $  1.20                36,050           3 years
          $  1.75               100,000          .5 years
          $  2.00               217,000         1.2 years
                              ---------
                              2,099,679
                              =========

     The Company accounted for warrants granted to non-employees in accordance with SFAS No. 123 which requires non-cash compensation expense be recognized over the expected period of benefit. During 1999 and 1998, the Company recognized non-cash compensation expense of $53,770 and $76,000 for warrants to purchase 79,000 shares and 150,000 shares, respectively, of the Company's common stock. The remaining 435,075 warrants in 1999 and 248,050 warrants in 1998 were issued in connection with the sale of common stock. The offering costs associated with these warrants were netted against the proceeds from the sale of the Company's common stock.

     Stock  Options - in October of 1997,  the Board of Directors of the Company
     --------------
     approved a stock option plan entitled "GolfGear International, Inc. 1997 Stock Option Plan" ("Plan"). This Plan is intended to allow designated officers and employees and certain non-employees of the Company to receive stock options to purchase the Company's common stock and to receive grants of common stock subject to certain restrictions as more fully described in the Plan. The Plan has reserved 2,642,625 shares of the Company's common stock, subject to adjustments, that may be issued under the Plan.

     The Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting of non-statutory stock options to directors, employees and consultants. The plan is currently administered by the Board of Directors of the Company.

         GOLFGEAR  INTERNATIONAL  INC.  AND  SUBSIDIARIES
     NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS  (CONTINUED)

     The exercise price per share of incentive stock options granted under the Plan must be at least equal to the fair market value of the common stock on the date of the grant. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or non-statutory stock options must be equal to at least 110% of the fair market value of the grant date, and the maximum term of the option must not exceed five years. Upon a merger of the Company, the option outstanding under the Plan will terminate unless assumed or substituted be the successor corporation. As of December 31, 1999, 1,242,085 options have been granted under the Plan, including 502,350 options granted to the Company's President as follows: 352,350 during 1997 that are exercisable at $0.62 and expire in October 2002, and 150,000 during 1999 that are exercisable at $0.275 and expire in August 2001.

Information  regarding  the  Company's  stock  option  is  as  follows:

                                   Weighted                Aggregate
                        Shares      Average    Weighted     Exercise
                      Underlying   Exercise     Average      Price
                        Options      Price    Fair Value
                      -----------  ---------  -----------  ----------
BALANCE
   DECEMBER 31, 1997   1,137,522        0.62         0.43    702,500
Granted                  240,000        3.78         2.35    907,500
Canceled                     ---           -            -          -
Exercised                (17,618)       0.64            -    (11,250)
                      -----------  ---------  -----------  ----------

BALANCE
   DECEMBER 31, 1998   1,359,904        1.18         0.78  1,598,750
Granted                  620,000        0.32         0.14    195,625
Canceled                     ---         ---          ---        ---
Exercised                    ---         ---          ---        ---
                      -----------  ---------  -----------  ----------

BALANCE
   DECEMBER 31, 1999   1,979,904   $    0.91  $      0.58  1,794,375
                      ===========  =========  ===========  ==========

The following table summarizes the information about stock option outstanding at December 31, 1999:
                               Shares     Weighted Average
                             Underlying      Remaining
    Exercise Price            Warrants    Contractual Life
    --------------           ---------    ----------------
       $  0.25               375,000         1.7 years
       $  0.275              225,000         1.7 years
       $  0.57               704,700         2.7 years
       $  0.62               352,350         2.7 years
       $  0.64                52,854         1.7 years
       $  2.00                70,000            1 year
       $  3.75                10,000           3 years
       $  4.25               190,000            1 year
                           ---------
                           1,979,904
                           =========

     The Company accounted for stock options granted to employees, officers and directors under APB Opinion No. 25. "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. Options granted to non-employee directors are accounted for in accordance with SFAS No. 123. Had the compensation cost for the options been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and basic and diluted loss per share in 1999 would have been increased by approximately $61,500 and $.005 per share, respectively ($48,000 and $0.04 per share, respectively, in 1998).

     The fair value of the warrants and option granted is estimated on the date of grant using the Black-Scholes option pricing model with following weighted average assumptions: dividend yield of 0%, volatility of 100%, risk-free interest rate of 6.7% and an expected life of five years.

     The effect of applying SFAS No. 123 in this pro forma disclosure is not indicative of future results.

12.  INFOMERCIAL COSTS

     During 1998, the Company incurred aggregate costs of $503,567 with respect to the preparation and filming of an informercial at December 31, 1998, management reviewed the Company's informercial marketing program and determined that it was unlikely to be successful and, accordingly, such costs were charged to operations during 1998.


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